FIRST BUSINESS FINANCIAL SERVICES, INC.
RESTRICTED STOCK AGREEMENT
THIS AGREEMENT, made this XXth day of XX, 2012, (the “Grant Date”) by FIRST BUSINESS FINANCIAL SERVICES, INC., a Wisconsin corporation (the “Company”), and XXXXXXXXXX, an employee of the Company or one of its Affiliates (the “Participant”).

1.
Grant of Restricted Stock. Pursuant to the First Business Financial Services, Inc. 2012 Equity Incentive Plan (the “2012 Plan”), the Board of Directors of the Company (the “Board”) or a committee thereof (the “Committee”) has granted to the Participant, on the terms and conditions set forth herein, xxx shares of common stock of the Company (the “Restricted Shares”).

2.	Period of Restriction.

a.
Vesting Period. Twenty-five percent (25%) of the Restricted Shares will vest on each of the first four (4) anniversaries of the Grant Date, provided the Participant is employed by the Company or an Affiliate on the applicable vesting date. If the Participant's employment terminates prior to the date the Restricted Shares are vested as a result of death or disability (within the meaning of Code Section 22(e)(3)), the Restricted Shares will become fully vested on such date of termination. Upon any other termination of employment prior to the date the Restricted Shares are vested, the Participant will forfeit the Restricted Shares unless otherwise determined by the Board or Committee. Notwithstanding the foregoing, in the event of a Change in Control, (1) any Restricted Shares still outstanding shall become fully vested, or (2) if the Participant terminated employment within the 30 calendar days prior to the Change in Control and forfeited the Restricted Shares, then such forfeited shares shall be re-issued to the Participant upon the Change in Control, and shall be fully vested on the date of such re-issuance provided that 1) the Participant did not voluntarily resign prior to the effective date of the Change in Control and 2) the Participant was not terminated for cause (as determined in good faith by the Board or Committee) prior to the effective date of such Change in Control.

b.	Non-Transferability of Shares. The Participant may not sell, transfer or otherwise alienate or hypothecate any of the Restricted Shares until they are vested.

c.
Voting and Dividends. While the Restricted Shares are subject to forfeiture, the Participant may exercise full voting rights and will receive all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs on or after the grant's effective date and before the Restricted Shares are forfeited. If, however, any such dividends or distributions are paid in shares of Stock, such shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Agreement as are the Restricted Shares with respect to which they were paid.

d.
Termination of Employment. For purposes of this Agreement, the Participant will not be considered to have terminated employment if the Participant transfers employment between the Company and any Affiliate of the Company, or between the Company's Affiliates, or ceases to be employed by the Company or an Affiliate of the Company and immediately thereafter becomes a non-employee director of the Company, a non-employee director of any Affiliate, or a consultant to the Company or any Affiliate until such Participant's service as an employee, director of, or consultant to, the Company and its Affiliates has ceased.

3.
Non-Transferability of Award. This Restricted Stock Agreement shall not be transferable other than by will or by the laws of descent and distribution, or pursuant to a beneficiary designation filed in accordance with Section 5.

4.
Registration/Issuance of Restricted Shares Prior to vesting, the Restricted Shares will be evidenced in book-entry registration by the Company or Company's Transfer Agent referring to the terms, conditions and restrictions applicable to such Restricted Shares. The Company or Company's Transfer Agent will give the Participant confirmation of the Restricted Share issuance that will state that the Company or Company's Transfer Agent holds such shares in book-entry registration for the Participant's account, subject to the terms of this Agreement. As soon as practicable after the vesting date, the Restricted Shares will cease to be classified as Restricted, and certificate(s) or a book entry confirmation for such number of shares will be delivered to the Participant or, in the case of the Participant's death, to his or her beneficiary in accordance with Section 5.

5.
Beneficiary. The Participant may designate one or more beneficiaries who shall be entitled to receive the Restricted Shares that vest upon the death of Participant. The Participant may from time to time revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant's death, and in no event shall any designation be effective as of a date prior to such receipt. If no beneficiary designation is in effect at the time of Participant's death, or if no designated beneficiary survives the Participant or if such designation conflicts with law, the Participant's estate will be considered the beneficiary. If the Board is in doubt as to the right of any person to receive the Restricted Shares, the Company may refuse to issue shares to any individual, without liability for any interest or dividends on the underlying Stock, until the Board determines the person entitled to receive the shares, or the Company may apply to any court of appropriate jurisdiction and such application shall be a complete discharge of any Company liability.

6.	Restrictions on Issuance and Transfer of Shares.

a.
General. No shares of Stock will be issued under this Agreement unless and until the Company has determined to its satisfaction that such issuance complies with all relevant provisions of applicable law, including the requirements of any stock exchange on which the shares may then be traded.

b.
Securities Laws. Participant acknowledges that he or she is acquiring the Restricted Shares for investment purposes only and not with a view to resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended (the “Act”). Participant agrees and acknowledges with respect to any Restricted Shares that have not been registered under the Act, that (i) Participant will not sell or otherwise dispose of such shares except pursuant to an effective registration statement under the Act and any applicable state securities laws, or in a transaction which in the opinion of counsel for the Company is exempt from such registration, and (ii) a legend will be placed on the certificates for the shares to such effect. As further conditions to the issuance of the Restricted Shares, the Participant agrees individually and on behalf of all beneficiary(ies), heirs, legatees and legal representatives, prior to such issuance to execute and deliver to the Company such investment representations and warranties, to enter into a restrictive stock transfer agreement, and to take or refrain from taking such other actions, as counsel for the Company determines may be necessary or appropriate for compliance with the Act and any applicable federal or state securities laws, regardless of whether the shares have at that time been registered under the Act or qualified under the securities laws of any state.

7.
Tax Withholding. To the extent that the receipt of the Restricted Shares or the vesting of the Restricted Shares results in income to the Participant for Federal, state or local income tax purposes, the Participant shall deliver to the Company at the time the Company (or a Subsidiary or Affiliate)

is obligated to withhold taxes in connection with such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if the Participant fails to do so, the Company has the right and authority to deduct or withhold from other compensation payable to the Participant an amount sufficient to satisfy its withholding obligations. If the Participant does not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, in connection with this Agreement, the Participant may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Restricted Shares otherwise deliverable to the Participant hereunder on the date the tax is to be determined having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Shares. Such election must be irrevocable, and submitted to the Company's Human Resources Director before the applicable vesting date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid in cash.

8.	Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be a waiver of such provision or of any other provision hereof.

9.
Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the 2012 Plan and agrees to be bound by all the terms and provisions thereof. The terms of the 2012 Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Agreement and the Plan, the Plan shall govern. Any capitalized terms not defined herein will have the meanings given in the Plan. This Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan or this Agreement adopted by the Board and in effect from time to time. By signing below, the Participant agrees and accepts on behalf of himself or herself, and his or her heirs, legatees and beneficiary(ies), that all decisions or interpretations of the Board with respect to the Plan or this Agreement are binding, conclusive and final.

10.	Nonsolicitation of Clients

a.
In consideration of this Agreement, Participant agrees that while Participant is employed by the Company or any of its Affiliates, and for a period of two hundred seventy (270) days immediately following, Participant will not (except on behalf of the Company) solicit financial services business from, or conduct financial services business with, any client of the Company or any of its Affiliates which was a client of the Company or any of its Affiliates with which Participant had any contact during the period of one year prior to the date Participant ceased to be an employee of the Company or any of its Affiliates. This covenant applies to clients whether they are persons or entities.

b.
This covenant is effective immediately, and remains in force before and after the time the rights to Restricted Shares granted under this Agreement vest, and after such Restricted Shares are transferred by the Participant. The parties intend that this Section 10 is severable from any other provision of this agreement, as provided in Section 13, and is also severable from any other promise or duty owed by Participant to the Company or any Affiliate.

c.
The Participant agrees that this covenant is reasonably and properly necessary to protect the legitimate business interests of the Company and its Affiliates. The Participant acknowledges that damages for the violation of this covenant will be inadequate and will not give full, sufficient relief to the Company and its Affiliates, and that a breach of this covenant will constitute irreparable harm to the Company or its Affiliates. Therefore, the

Participant agrees that in the event of any violation of this covenant, the Company or any of its Affiliates shall be entitled to compensatory damages and injunctive relief.

d.
Participant will reimburse and indemnify the Company or any of its Affiliates for the actual costs incurred by the Company or its Affiliates in enforcing this covenant, including, but not limited to, attorney's fees reasonably incurred in enforcement activity.

e.
While Participant is employed by the Company or any of its Affiliates and for a period of two hundred seventy (270) days immediately following the date Participant ceases to be an employee of the Company or any of its Affiliates, Participant will inform each new employer, prior to accepting employment, of the existence of this Agreement, including the prohibitions contained in this section, and provide that employer with a copy of it. Participant authorizes the Company to forward a copy of the prohibitions against competition as contained in this section to any actual or prospective new employer.

f.	This Section 10 will become null and void upon a Change in Control.

11.	Protection of Leadership Pool
In consideration of this Agreement, Participant agrees to the following:

a.	Participant has managerial, supervisory, or mentoring responsibilities and skills which are necessary to the legitimate business interests of the Company and its Affiliates.

b.	If the Participant ceases to be so employed, the Company or its Affiliates will have a business necessity to replace the skills lost.

c.
It takes time after an employee leaves the employ of the Company or any of its Affiliates to replace the skills lost; 180 days is a reasonable measure of the time needed to replace the skills of the Participant.

d.
A primary and necessary source of replacement of Participant's skills is the existing pool of employees of the Company and its Affiliates who are in positions of the sort which constitutes the managerial and supervisory pool, specifically those employees having a position of officer, or above.

e.
The parties recognize that employees of the Company or any of its Affiliates (not otherwise bound by contract) are not in any way restricted from competing with the Company or any of its Affiliates, and are not obligated to accept, nor even to consider, proposals by the Company or any of its Affiliates that they replace Participant in the event Participant leaves the Company or any of its Affiliates.

f.
Because of the Participant's present position, Participant is in a position to assist and influence another employee choosing whether to remain with the Company or its Affiliates and consider or accept other positions with the Company or its Affiliates rather than choosing to seek other opportunities outside the Company or any of its Affiliates. Any suggestion by Participant that another employee of the Company or any of its Affiliates seek another employment opportunity outside the Company or any of its Affiliates and any offer of another employment opportunity by another employer with the assistance of the Participant, would be such assistance and influence, in derogation of Participant's duty to the Company or its Affiliates as a managerial and supervisory employee.

g.
The monetary value of the loss to the Company and its Affiliates in case Participant in fact assists or influences another employee to leave the Company or any of its Affiliates would be impossible to precisely measure. Injunctive relief for a breach of subsection (i) would also be ineffective.

h.
The parties agree that a fair estimate of the monetary value of the loss to the Company and its Affiliates in case the Participant assists or influences another employee to leave the Company or any of its Affiliates would be half of the Participant's current base salary as of the last day the Participant worked for the Company or any of its Affiliates, for a period of 180 days.

i.
In consideration of this Agreement, and of the continued employment of the Participant by the Company or any of its Affiliates, the Participant agrees that the Participant, directly or through another, will not assist or influence another employee of the Company or any of its Affiliates who holds a position described in subsection (d), to take a position outside the Company or any of its Affiliates, whether or not in the financial services business, for a period of 180 calendar days beginning on the date the Participant gives the Company or any of its Affiliates notice that the Participant is leaving the Company or any of its Affiliates, or the date the Participant does leave the Company or any of its Affiliates whichever is earlier. (The parties recognize and acknowledge that any action by Participant to assist or influence another employee to leave the Company or any of its Affiliates against the wishes of the Company or any of its Affiliates at any time during Participant's employment with the Company or any of its Affiliates would be a breach of the Participant's duty to Company and any of its Affiliates, but such conduct as to an employee who holds a position described in subsection (d) is a breach of this Agreement only during the 180 calendar day period stated above.)

j.
In the event of a breach by the Participant of subsection (i), the stipulated damages for such breach are agreed to be one-half of Participant's daily rate of base pay as of the time he or she leaves the Company or any of its Affiliates times 180. This provision for stipulated damages is intended to be and is severable from the substantive obligation in subsection (i), and from the other provisions of this Agreement.

k.
Subsections (i) and (j) are solely for the purposes stated in subsections (a) through (j), and are not for the purpose of limiting the ability of Participant to compete with the Company or any of its Affiliates.

l.
Participant and the Company intend that the promise by Participant in subsection (i) is separate and separable from any other obligation of Participant, and for a different purpose, and with a different remedy from the promise of the Participant not to solicit or conduct business with clients of the Company or its Affiliates, under Section 10.

m.
This section is effective immediately, and remains in force before and after the time the rights to Restricted Shares granted under this Agreement vest, and after such Restricted Shares are transferred by the Participant.

n.
Participant will reimburse and indemnify the Company or its Affiliates for the actual costs incurred by the Company or its Affiliates in enforcing this covenant, including, but not limited to, attorney's fees reasonably incurred in enforcement activity.

12.
Notices. Any notice hereunder to the Company shall be addressed to it at its office, 401 Charmany Drive, Madison, WI 53719; Attention: Corporate Secretary, and any notice hereunder to Participant shall be addressed to him or her at the last home address on file with the Company. Either party may designate some other address at any time hereafter in writing.

13.
Severability. In the event any provision of the Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

14.
Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, and as provided in the Plan, under certain circumstances, the Agreement may be amended or terminated by the Company or the Board without the Participant's consent.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Agreement on the day and year first above written.

FIRST BUSINESS FINANCIAL SERVICES, INC.

By:

_____________________________________________
Corey Chambas
Its: President & CEO

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Restricted Stock Agreement and to all the terms and provisions of the First Business Financial Services, Inc. 2012 Equity Incentive Plan.

______________________________________________
Participant

Date Granted: XXXXX, 2012